MEMORANDUM

DATE: August 14, 2000

TO:   File

FROM: Odeh Stevens

RE:   Item 77(i): Form N-SAR for Fidelity Variable Insurance Products
      Fund

Pursuant to a Board approved vote on December 16, 1999, Fidelity
Variable Insurance Products Fund commenced a new class of shares
(Service Class 2) for all series in the Trust on January 12, 2000.